As filed with the Securities and Exchange Commission on August 22, 2000 Registration No. 333-
                     ------

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            FORM S-8
                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933

                   INTACTA TECHNOLOGIES INC.
     (Exact name of Registrant as specified in its charter)


          Nevada                             58-2488071
(State or other jurisdiction       (I.R.S. Employer Identification No.)
of Incorporation or Organization)


                  235 Peachtree Street, N.E.
                        2215 North Tower
                     Atlanta, Georgia 30303
            (Address of Principal Executive Offices)

                     1998 Stock Option Plan

                    (Full title of the Plan)



                     CT Corporation System
                    1201 Peachtree St. N.E.
                          Altanta, GA
                          30361-3500

             (Name and Address of Agent for Service)

                        (212) 664-1666

  (Telephone Number, Including Area Code, of Agent for Service)


                           Copy to:
                     Brad Shiffman, Esq.
                   Robert J. Mittman, Esq.
              Blank Rome Tenzer Greenblatt LLP
                   405 Lexington Avenue
              New York, NewYork   10174-0208

              CALCULATION OF REGISTRATION FEE


Title of                                     Proposed
Securities                   Proposed        Maximum
to                           Maximum         Aggregate     Amount of
be           Amount to be    Offering Price  Offering      Registration
Registered   Registered (1)  Per Share (2)   Price             Fee

Common Stock,
$.0001 par   1,667,100
value        shares          $2.29           $3,817,659    $1,007.86

(1) Pursuant to Rule 416, there are also being registered additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee and based (a) as to the 1,421,800 shares purchasable upon the exercise of options previously granted under the registrant's 1998 Stock Option Plan (the "Plan") upon the average price at which such options may be exercised and (b) as to the remaining 245,300 shares issuable upon exercise of options reserved for issuance under the Plan, on the basis of the high and low sales price for the registrant's common Stock as quoted on OTC Bulletin Board on August 21, 2000.

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

      PART I.   INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Item 1.   Plan Information.*
          ------------------
Item 2.   Registrant Information and Employee Plan Annual Information.*
          -------------------------------------------------------------

* Information required by Part I to be contained in the Section 10 (a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.


     PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, previously filed by the registrant with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in this registration statement.

(a) The Registrant's final prospectus filed with the Commission on July 7, 2000 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act").

(b)  Registrant's Report on Form 8-K, dated on May 3, 2000.

(c)  Registrant's Report on Form 8-K, dated on June 15, 2000


(d) The description of the Registrant's securities contained in the registrant's Registration Statement on Form 8-A, filed with the Commission on April 26, 2000, under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and before the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of those documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference, modifies or replaces such statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

The Nevada Private Corporation Law ("Nevada Law") provides for the indemnification of directors, officers, agents or employees for expenses including attorneys' fees, judgments and fines incurred in connection with any civil or criminal action, suit or proceeding to which such person was or is made a party, provided that such person acted in good faith and reasonably believed that his actions were in the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe that his conduct was unlawful.

Nevada Law also provides for the indemnification of directors, officers, agents or employees for some, but not all, expenses incurred in connection with any action or suit by or in the right of the corporation to procure a judgment in

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

its favor, provided that such person acted in good faith and reasonably believed that his actions were in the best interests of the corporation.

Under Nevada Law, discretionary indemnification by a corporation may be made only as authorized by (i) the stockholders; (ii) a majority vote of a quorum of directors that were not party to the action, suit, or proceeding; or (iii) independent legal counsel in a written opinion of so ordered by a majority of a quorum of directors not party to the action, suit or proceeding or in the event that a quorum of such directors cannot be obtained.


Nevada Law allows corporations to provide, either in their articles, by-laws or by agreement, for the mandatory payment of expenses of officers and directors, as they are incurred in defending a criminal or civil action, suit or proceeding or in the event that a quorum of such directors cannot be obtained.

Nevada Law allows corporations to provide, either in their articles, by-laws or by agreement, for the mandatory payment of expenses of officers and directors, as the are incurred in defending a criminal or civil action, suit or proceeding in advance of a final disposition, provided that the officer or director submits an undertaking to repay any advances if a court of competent jurisdiction ultimately determines that the officer or director was not entitled to be indemnified by the corporation.

Our Articles of Incorporation provide, to the fullest extent permitted by Nevada Law, for the mandatory indemnification of our officers and directors for expenses, including attorneys' fees, judgments, fines and amounts paid in settlement incurred in connection with a civil or criminal action, suit or proceeding to which the officer or director is or was or is threatened to be made a party.

Our By-Laws further provide for the contractual right to officers and directors to receive mandatory payment of expenses as they are incurred in connection with defending a civil, a criminal action, suit or proceeding in advance of final disposition provided that the officer or director provides a written undertaking to repay the advances in the event a court of competent jurisdiction ultimately determines that such officer or director is not entitled to be indemnified by us.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit Number     Exhibit
--------------     -------

4.1                 1998 Stock Option Plan *
5.1                 Opinion of McDonald Carano Wilson McCune Bergin Frankovich
                    & Hicks LLP
23.1                Consent of BDO Seidman, LLP
23.2 Consent of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP (Included in Exhibit 5.1)
24.1 Power of Attorney (See page II-7 of this registration statement)

* Incorporated by reference to Exhibit 10.10 of the Company's registration statement on Form S-1 (File 333-30400) filed February 14, 2000

Item 9.  Undertakings.

(a)  The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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

(i)  to include any prospectus required by Section 10(a)(3) of the Securities
Act;

(ii) to reflect in the prospectus any facts or events that arise after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Despite the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act and that question will be governed by the final adjudication of the issue.

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

                      SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, in the State of Georgia, on this 22nd day of August, 2000.




                                   INTACTA TECHNOLOGIES INC.



                                   By: /s/ Altaf S. Nazerali
                                      -----------------------------------
                                      Altaf S. Nazerali,
                                      President, Chief Executive Officer
                                      and Director

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

                  POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Altaf S. Nazerali and Ross Wilmot, or either of them, his attorney-in-fact, with the full power of substitution and resubstitution and full power to act without the other, for them in any and all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.



Signature               Title                                    Date

/s/ Altaf S. Nazerali
---------------------    President, Chief Executive Officer      Aug 21, 2000
Altaf S. Nazerali        and Director

/s/ Yehoshua Sagi
---------------------    Chairman of the Board                   Aug 21, 2000
Yehoshua Sagi

/s/ Ross Wilmot
---------------------    Vice President, Finance and Director    Aug 21, 2000
Ross Wilmot             (Principal Financial and Accounting
                         Officer)
/s/ Noel Bambrough
---------------------    Executive Vice President, Chief         Aug 21, 2000
Noel Bambrough           Operating Officer and Director

/s/ Menachem Tassa
---------------------    Executive Vice President, Research      Aug 21, 2000
Menachem Tassa           and Development and Director

/s/ Yechiel Y. Sharabi
---------------------    Director                                Aug 21, 2000
Yechiel Y. Sharabi

/s/ Amnon Shai
---------------------    Director                                Aug 21, 2000
Amnon Shai

                    EXHIBIT INDEX



Exhibit Number Exhibit
-------------  -------

4.1            1998 Stock Option Plan*
5.1            Opinion of McDonald Carano Wilson McCune Bergin Frankovich
               & Hicks LLP
23.1           Consent of BDO Seidman, LLP
23.3 Consent of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP (Included in Exhibit 5.1)
24.1 Power of Attorney (See page II-7 of this registration statement)


* Incorporated by reference to Exhibit 10.10 of the Company's registration statement on Form S-1 (File No. 333-30400) filed February 14, 2000